Exhibit 99.1

Keane Announces New Board Appointments
HOUSTON, Texas (May 12, 2017) - Keane Group, Inc. ("Keane") announced that its Board of Directors (the “Board”) has appointed Mr. Christian A. Garcia as a new independent member of the Board. Mr. Garcia will also serve as Chair of the Board’s Audit and Risk Committee. The appointment of Mr. Garcia will become effective on May 15, 2017, at which point, the size of the Board will increase from eleven to twelve members.
Mr. Garcia currently serves as Executive Vice President and Chief Financial Officer of Visteon Corporation, a role he has held since October 2016. Previously, Mr. Garcia served in various executive and leadership roles at Halliburton Company, including as Senior Vice President and Acting Chief Financial Officer. Mr. Garcia earned a Bachelor of Science in Business Economics from the University of the Philippines and a Master of Science in Management in Finance from Purdue University.
“We are pleased to announce the appointment of Christian to the Board,” said Mr. James Stewart, Chairman and Chief Executive Officer of Keane. “Christian brings more than 30 years of experience in the oilfield services, software and business equipment manufacturing sectors, making him uniquely qualified to immediately add value to our growing business. The addition of Christian allows for even greater diversity and independence to the Board and we look forward to benefiting from his invaluable insight and experience.”
Concurrent with Mr. Garcia’s appointment, Mr. Jim Giesler will step down from his current role as Chair of the Audit and Risk Committee. Mr. Geisler will remain on the Board and a member of the Audit and Risk Committee and Compliance Committee.

About Keane Group, Inc.
Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging and engineered solutions, as well as other value-added service offerings. Keane prides itself on its outstanding employee culture, its efficiency and its ability to meet and exceed the expectations of its customers and communities in which it operates.

Contacts:
Investors
Marc Silverberg, ICR
marc.silverberg@icrinc.com

Media
Jake Malcynsky, ICR
jake.malcynsky@icrinc.com
203-682-8375

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